Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated June 19, 2020, relating to the balance sheet of Starboard Value Acquisition Corp. as of December 31, 2019, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from November 14, 2019 (inception) through December 31, 2019, appearing in Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-248094 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 9, 2020